Exhibit 99.2

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: Marianne Paulsen Phone 713.207.6500

For Immediate Release	Page 1 of 1
CenterPoint Energy Resources Corp. prices
$550 million of senior notes
HOUSTON, January 4, 2011 — CenterPoint Energy Resources Corp. (CERC), an indirect, wholly-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), today announced that it priced $250 million of 4.50 percent senior notes due 2021 and $300 million of 5.85 percent senior notes due 2041, in a placement with institutions under Rule 144A and to non-U.S. persons under Regulation S under the Securities Act of 1933. The transaction is expected to close on Jan. 11, 2011.
CERC intends to use the net proceeds from this offering to pay amounts due in connection with the retirement of all $550 million aggregate principal amount of its 7.75 percent senior notes due 2011 at their maturity on Feb. 15, 2011.
The offer and sale of the senior notes have not been registered under the Securities Act of 1933 and the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
This press release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding the closing of the offering of senior notes, the use of proceeds from the offering and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include general market conditions and other factors discussed in CERC’s Form 10-K for the period ended Dec. 31, 2009, CERC’s Form 10-Qs for the periods ended March 31, 2010, June 30, 2010, and Sept. 30, 2010, and CERC’s other filings with the SEC.
###